Exhibit (e.2)

Exhibit A

to the

Distribution Agreement

Fund Names

Effective Date

Frontegra MFG Global Equity Fund	April 2, 2018

Frontegra MFG Core Infrastructure Fund	April 2, 2018

Frontier MFG Global Sustainable Fund	December 17, 2018

Frontier HyperiUS Global Equity Fund	April 1, 2019

Exhibit A amended: August 24, 2023